Exhibit 10.13

August 18, 2006

To:	Beijing HollySys Co. Ltd.

No.10, Jiancaicheng Zhong Lu,
Xisanqi, Haidian District
Beijing, China

Gifted Time Holdings Limited
British Virgin Island

Re : The Stock Purchase Agreements and the Reorganization Agreement

Dear Sirs,

We are lawyers qualified in the People's Republic of China ("PRC") and are qualified to issue an opinion on the laws and regulations of the PRC.

We have acted as PRC counsel to Beijing HollySys Co., Ltd. in connection with the Reverse Merger of Chardan North China Acquisition Corporation (“Chardan”) and Gifted Time Holdings Limited (“GT”). We are retained to give advice on the PRC legal issues with respect to Beijing HollySys Co., Ltd. (“BJ HLS”) and Hangzhou HollySys Automation Co., Ltd. (“HZ HLS”).

We have been requested to give this legal opinion on the validity and enforceability of the following Stock Purchase Agreements and the Reorganization Agreements:

(i)
The Stock Purchase Agreement entered into by and between Team Spirit Industry Limited (“Team Spirit”), a company incorporated in British Virgin Islands with limited liability, holding 30% of the outstanding capital stock of HZ HLS and GT, a company incorporated in British Virgin Islands with limited liability on January 12, 2006.

(ii)
The Stock Purchase Agreement entered into by and between OSCAF International Co. Limited (“OSCAF”), a company incorporated in British Virgin Islands with limited liability, holding 30% of the outstanding capital stock of HZ HLS and GT, a company incorporated in British Virgin Islands with limited liability on January 12, 2006.

(iii)
The Reorganization Agreement entered into by and among Wang Changli, Cheng Wusi, Luo An and Shanghai Jinqiaotong Industry Development Co. Ltd.(“Jinjiaotong”), respectively holding 14.23%, 30%, 9.88% and 20% of the outstanding capital stock of BJ HLS, Team Spirit and OSCAF, respectively holding 30% and 30% of the outstanding capital stock of HZ HLS on September 20, 2005.

(iv)
The Reorganization Agreement entered into by and among Wang Changli, Cheng Wusi, Luo An and Shanghai Jinqiaotong Industry Development Co. Ltd.(“Jinjiaotong”), respectively holding 14.23%, 30%, 9.88% and 20% of the outstanding capital stock of BJ HLS, Team Spirit and OSCAF, respectively holding 30% and 30% of the outstanding capital stock of HZ HLS on December 30, 2005.

In such capacity, we have examined such documents, as we have considered necessary for the purpose of giving this opinion. For the purpose of rendering this opinion, we have assumed the authenticity of all the documents provided by the parties, and the completeness and accuracy of all the information provided by all the parties.

Based on the foregoing Stock Purchase Agreements, the Reorganization Agreements and relevant laws and regulations, we are of the opinion that:

1. The Stock Purchase Agreements

HZ HLS was founded in 2003 and reorganized as a sino-foreign equity joint venture company in 2006 in accordance with the Chinese law. HZ HLS has an authorized stock capital of US$ 5 million. Team Spirit, OSCAF and BJ HLS are the registered stockholders of HZ HLS, respectively holding 30%, 30% and 40% of the ownership interests in HZ HLS as the date of the execution of the Stock Purchase Agreements.

In accordance with the terms and conditions of the Stock Purchase Agreements, Team Spirit and OSCAF respectively sold to GT, and GT respectively purchased from Team Spirit and OSCAF, 30% and 30% of the ownership interests of HZ HLS. The consideration payable by GT to Team Spirit and OSCAF for the ownership interests of the sale stocks would be RMB 60,474,000.00 respectively. The Parties agree that GT shall pay the consideration by issuance of common stocks to Team Spirit and OSCAF or any third party designated them. GT shall respectively issue 7,966 shares of common stocks, representing 15.932% of the outstanding total capital stocks to Team Spirit and OSCAF.

Upon and after all of the following conditions have been satisfied and fulfilled, the Stock Purchase Agreements shall come into effective: (i) The Stock Purchase Agreements have been signed by the Parties’ legal representatives or authorized persons; (ii) The transactions in the Stock Purchase Agreements have been approved by the Board of HZ HLS; (iii) The Stock Purchase Agreements have been approved by the original PRC government authorities.

The Stock Purchase Agreements were entered into and executed by the authorized persons of the parties on January 12, 2006. On the execution date of the Stock Purchase Agreements, BJ HLS and GT made and concluded an agreement modifying the Equity Joint Venture Contract and Articles of Association of HZ HLS in relation to the stock sale and purchase transactions under the Stock Purchase Agreements. HZ HLS held the 4th Session of the 2nd meeting of the Board of Directors on January 12, 2006 which approved the Stock Purchase Agreements after discussion.

HZ HLS has submitted all necessary legal documents to the competent Commerce Bureau for approval in January and got the approval from the Commerce Bureau of Hangzhou Economic and Technology Development Zone, which approved the amendment of the equity joint venture contract and the articles of association of HZ HLS. On February 13, 2006, Zhejiang Provincial Government issued a new PRC Approval Certificate for Foreign-invested Enterprises to HZ HLS, on which the investors of HZ HLS and their capital contribution amounts are respectively recorded as: BJ HLS, USD 2 million; GT, USD 3 million. On March 3rd, 2006, HZ HLS has completed the re-registration of the equities alteration in Hangzhou Administrative Bureau of Industry & Commerce.

The transactions shall be governed by Provisions on Equities Alteration of Foreign Investment Enterprise (“Provisions”) which is promulgated by MOFTEC on May 28, 1997. In accordance with the Article 20 of the Provisions, “stock transfer agreement and agreement on the modification of equity joint venture contract and articles of association shall take effect on the date of issuance of new approval certificate for foreign-investment enterprises. After effectiveness of these agreements, investors in the enterprise shall enjoy stockholders’ rights and assume stockholders’ obligations in line with stipulations in these modified equity joint venture contract and articles of association.”

Based on the aforesaid facts and relevant PRC laws, we believe that

The Stock Purchase Agreements embody the true and consistent intentions and decisions of Team Spirit, OSCAF and GT. The Stock Purchase Agreements have complied with and fully satisfied all the essential conditions for taking effect and thus are valid, legal binding, and enforceable against the parties from February 13,2006.

HZ HLS has obtained the approval of its Board of Directors for the stock sale and purchase transactions. The examination and approval authorities who originally approved the establishment of HZ HLS have approved the Stock Purchase Agreements and issued a new Approval Certificate for Foreign-invested Enterprises. GT has been registered as the stockholders of HZ HLS, lawfully holding 60% of the total capital stocks of HZ HLS, and is, subject to the equity joint venture contract and Articles of Association of HZ HLS, entitled to enjoy the stockholders’ rights and assume the stockholders’ obligations of HZ HLS.

2. The Reorganization Agreement

The Reorganization Agreement entered into by and among the stockholders of BJ HLS, totally holding 74.11% of the outstanding capital stocks of BJ HLS, and the stockholders of HZ HLS, totally holding 60% of the outstanding capital stocks of HZ HLS on September 20, 2005, is substantially a Letter of Intend. Subject to the terms and conditions thereof, the parties of the Reorganization Agreement, in principle, agree to reorganize BJ HLS and HZ HLS to set up an offshore holding company by the means of reorganizing all their respective equity interests they hold in BJ HLS and HZ HLS to the offshore company. All parties agree to determine their respective stockholding proportion in the offshore company in accordance with the principle of fairness. The Reorganization Agreement entered into by and among the parties on December 30, 2005, has clearly and definitely stipulated that the parties shall reorganize BJ HLS and HZ HLS to set up GT by the means of reorganizing all their respective equity interests they hold in BJ HLS and HZ HLS to GT (including by means of nominee arrangements, consignment agreements or similar arrangement.).

Based on the aforesaid facts and relevant PRC laws, we believe that:

Each of the stockholders which are parties to the Reorganization Agreements has the capacity and authority to dispose its ownership interests or equity interests derived from the stocks it held and to execute the Reorganization Agreement. The Reorganization Agreements embody the true and consistent intentions and decisions of the parties and the proposed reorganization is not prohibited and limited by any existing Chinese laws, rules and regulations as at the date of this Legal Opinion. The Reorganization Agreements are valid, legal binding, and enforceable against the parties from the effective date.

This opinion is limited to the relevant matters under the law of the PRC (other than the laws of the Hong Kong Special Administrative Region and Macau Special Administrative Region) in effect on the date hereof, and the matters concerning the laws of other jurisdictions are not subject of this opinion.

This opinion is given solely for the benefit of the persons to whom it is addressed. It may not, except with our prior written permission, be relied upon by anyone in connection with this opinion or used for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed by HLS Systems International Ltd. (the "Registration Statement"). We also consent to the references to our firm name in the Registration Statement. By giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Rules”), nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the Securities Act or the Rules.

Yours faithfully

Guantao Law Firm